EXHIBIT 10.65
EXECUTION
TERM LOAN AGREEMENT
THE CIT GROUP/COMMERCIAL SERVICES, INC.
(as Lender)
and
SYNTAX-BRILLIAN CORPORATION
SYNTAX GROUPS CORPORATION
And
SYNTAX CORPORATION
(as Borrowers)
Dated: April 26, 2007

     THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with an office located at 300 South Grand Avenue, Los Angeles, California 90071 (“CIT”), is pleased to confirm the terms and conditions under which CIT shall make a term loan to SYNTAX-BRILLIAN CORPORATION, a Delaware corporation, SYNTAX GROUPS CORPORATION, a California corporation, and SYNTAX CORPORATION, a Nevada corporation (each a “Company”, and collectively and jointly and severally, the “Companies”), with a principal place of business at 20480 E. Business Parkway, City of Industry, CA 91789.
SECTION 1. Definitions
     1.1 Defined Terms. As used in this Agreement:
     Business Day shall mean any day on which CIT is open for business.
     Capital Expenditures shall mean, for any period, the aggregate expenditures of the Companies during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the balance sheet of the Companies.
     Capital Lease shall mean any lease of property (whether real, personal or mixed) that, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Companies.
     Closing Date shall mean the date on which this Agreement is executed by the parties hereto and delivered to CIT.
     Chase Bank Rate shall mean the rate of interest announced by JPMorgan Chase Bank (or its successor) from time to time as its “prime rate” in effect at its principal office in New York, New York. The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers.
     Collateral shall mean, collectively, all present and future assets of the Companies or any other person, firm or entity, including, without limitation, all accounts, inventory and other goods, documents of title, general intangibles, investment property and deposit accounts, which now or hereafter secure, by pledge, lien upon or security interest in, the Obligations pursuant to the other Financing Documents, including, without limitation, the Factoring Agreement and the Inventory Security Agreement.
     Default shall mean any event specified in Section 6.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.
     Default Rate of Interest shall mean a rate of interest equal to three percent (3%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 5.1 hereof, which CIT shall be entitled to charge the Companies in the manner set forth in Section 5.2 of this Agreement.

     ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     Event(s) of Default shall have the meaning given to such term in Section 6.1 of this Agreement.
     Factoring Agreement shall mean the Amended and Restated Factoring Agreement between Syntax and CIT dated as of November 22, 2006, together with the letter agreement dated as of November 22, 2006 among Syntax, Syntax Groups, Syntax-Brillian and CIT, which amended and restated the Factoring Agreement between Syntax Groups and CIT dated as of July 27, 2004, as the same may be renewed, amended, restated or supplemented from time to time.
     Financing Documents shall mean this Agreement, the Promissory Note, the Factoring Agreement, the Inventory Security Agreement, the Guaranties, the Securities Control Agreements, the Stock Pledge Agreements and any other ancillary loan and security agreements executed by the Companies or the Guarantors from time to time in connection with any of the foregoing, all as may be renewed, amended, restated or supplemented from time to time.
     GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.
     Guaranties shall mean the guaranty agreements executed and delivered to CIT by Guarantors.
     Guarantors shall mean James Li, Thomas Chow, The 1999 Chow Family Trust, Roger Kao and any other future guarantor of all or any part of the Obligations.
     Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, or (b) obligations with respect to Capital Leases.
     Indemnified Party shall have the meaning given to such term in Section 6.3 of this Agreement.
     Inventory Security Agreement shall mean the Inventory Security Agreement between Syntax and CIT dated as of November 22, 2006, as renewed, amended, restated or supplemented from time to time.
     Material Adverse Effect shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Companies, taken as a whole, (b) the ability of the Companies to perform their obligations under this Agreement or any other Financing Document, or to enforce their rights against account debtors of the Companies, (c) the value of the Collateral or (d) the ability of CIT to enforce the Obligations or its rights and remedies under this Agreement or any of the other Financing Documents.

     Obligations shall mean: (a) all loans, advances and other extensions of credit made by CIT to the Companies or to others for the Companies’ account (including, without limitation, the Term Loan); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Companies to CIT and arising out of, or incurred in connection with, this Agreement or any of the other Financing Documents (including “Obligations” as defined in the Factoring Agreement and all Out-of-Pocket Expenses), whether (i) now in existence or incurred by the Companies from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the Companies’ assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Companies are liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all indebtedness, obligations and liabilities owed by the Companies to CIT under any other agreement or arrangement now or hereafter entered into between the Companies, on the one hand, and CIT, on the other hand, whether or not such agreement or arrangement relates to the transactions contemplated by this Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, CIT as a result of environmental claims relating to the Companies’ operations, premises or waste disposal practices or disposal sites; (e) the Companies’ liabilities to CIT as maker or endorser on any promissory note or other instrument for the payment of money; and (f) the Companies’ liabilities to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Companies’ account, including any accommodations extended by CIT with respect to applications for letters of credit, CIT’s acceptance of drafts or CIT’s endorsement of notes or other instruments for the Companies’ account and benefit.
     Out-of-Pocket Expenses shall mean all of CIT’s present and future costs, fees and expenses incurred in connection with this Agreement, including, without limitation, (a) all reasonable costs, fees, expenses and disbursements of outside counsel hired by CIT to advise CIT as to matters relating to the transactions contemplated hereby and CIT’s standard fees for the use of CIT’s in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Agreement, the Collateral and/or the Obligations, and (b) without duplication, all costs, fees and expenses incurred by CIT in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and CIT’s rights under this Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to CIT incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the commencement of any case with respect to any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries), as the case may be, under the United States Bankruptcy Code or any similar statute.
     Permitted Encumbrances shall mean: (a) all liens existing on the Closing Date on specific items of Equipment; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to CIT by the Companies; (f) liens of judgment creditors, provided that such liens do not exceed $100,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of CIT); (g) Permitted Tax Liens; and (h) liens granted to Preferred Bank so long as the Second Amended and Restated Assignment and Intercreditor Agreement dated as of November 22, 2006, among Syntax, Preferred Bank and CIT remains in full force and effect.
     Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) deferred Taxes and other expenses incurred in the ordinary course of business; (d) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(a) attached hereto.
     Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that the Companies are contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by the Companies in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) are not senior in priority to the liens granted by the Companies to CIT, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.
     Promissory Note shall mean the note in the form of Exhibit A.
     Purchase Money Liens shall mean liens on any item of equipment acquired by the Companies after the date of this Agreement, provided that each such lien shall attach only to the equipment acquired.
     Regulatory Change shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including CIT of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.
     Securities Control Agreements shall mean the Securities Control Agreements of even date herewith, executed by (a) James Li, Citigroup Global Markets, Inc. and CIT and (b) Thomas Chow, The 1999 Chow Family Trust, Charles Schwab & Co., Inc. and CIT.

     Stated Maturity Date shall mean September 30, 2007.
     Stock Pledge Agreements shall mean the Stock Pledge Agreements of even date herewith, executed by (a) James Li and (b) Thomas Chow and The 1999 Chow Family Trust in favor of CIT.
     Subordinated Debt shall mean all indebtedness of the Companies (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.
     Subordination Agreement[s] shall mean (a) an agreement (in form and substance satisfactory to CIT) among the Companies, a subordinating creditor and CIT, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.
     Syntax means Syntax Corporation, a Nevada corporation.
     Syntax-Brillian means Syntax-Brillian Corporation, a Delaware corporation.
     Syntax Groups means Syntax Groups Corporation, a California corporation.
     Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Companies with respect to their business, operations, Collateral or otherwise.
     Term Loan shall have the meaning set forth in Section 2.2 of this Agreement.
     Vivitar Subsidiaries means Vivitar Corporation, a wholly-owned subsidiary of Syntax-Brillian, and its subsidiaries.
SECTION 2. Term Loan
     2.1 Promissory Notes Evidencing Term Loan. The Companies agree to execute and deliver to CIT a Promissory Note to evidence the Term Loan to be extended to the Companies by CIT.
     2.2 Term Loan.
     (a) Funding of Term Loan. CIT agrees to make a term loan in the original principal amount of $20,000,000 to the Companies, on a joint and several basis, subject to the terms and conditions of this Agreement (the “Term Loan”).
     (b) Repayment of the Term Loan. The principal amount of the Term Loan shall be due and payable in full on the earliest to occur of (i) the Stated Maturity Date, (b) the date upon which the Companies and CIT close a revolving credit facility for the Companies as described in the proposal letter dated April 13, 2007, (c) the date upon which the Companies close a financing from a source other than CIT in lieu of the financing described in clause (b) above, and (d) the date upon which the Companies receive any new equity financing as described in Section 2.3(c)(i).
     2.3 Other Provisions Regarding Term Loan.
     (a) Repayment Upon Termination of Factoring Agreement. In the event the Factoring Agreement is terminated by either CIT or the Companies for any reason whatsoever, the Term Loan, together with all accrued interest thereon shall be due and payable in full on the effective date of such termination, notwithstanding any other provision of this Agreement or the Note to the contrary.
     (b) Optional Prepayments. The Companies, at their option, may prepay the Term Loan at any time, in whole or in part, provided that on the date of such prepayment, there shall be due and payable accrued interest on the principal so prepaid to the date of such prepayment.
     (c) Mandatory Prepayments. The Companies shall make the following mandatory prepayments of principal on the Term Loan:
     (i) Upon the sale or issuance of additional equity or the incurrence of additional Indebtedness (other than Permitted Indebtedness) by any of the Companies, the Companies shall make a mandatory prepayment of principal equal to 100% of the net proceeds received by the Companies from such sale, issuance or incurrence of equity or Indebtedness.
     (ii) Immediately upon any acceleration of the Stated Maturity Date of the Term Loan pursuant to Section 6.2 of this Agreement, the Companies shall make a prepayment of the entire outstanding principal balance of the Term Loan together with all accrued interest thereon.
     (d) No Reborrowing. To the extent repaid, the principal amount of the Term Loan may not be reborrowed under this Section 2.
     (e) Authority to Charge Companies’ Account. The Companies hereby authorize CIT, without notice to the Companies, to charge the Companies’ account under the Factoring Agreement with all payments due under this Agreement as such amounts become due. The Companies confirm that any charges which CIT may make to the Companies’ account under the Factoring Agreement as provided herein will be made as an accommodation to the Companies and solely at CIT’s discretion.
     (f) Acknowledgment of Obligations. The Companies hereby acknowledge that the Term Loan and any other obligations incurred by the Companies hereunder constitute “Obligations” as such term is defined in the Factoring Agreement.
SECTION 3. Collateral. The Obligations, including, without limitation, the Term Loan and all other obligations owing under this Agreement, are secured by a continuing general lien upon,

and security interest in, all of the Collateral. The Companies hereby ratify and confirm the security interests granted to CIT under the Factoring Agreement and the Inventory Security Agreement.
SECTION 4. Representations, Warranties and Covenants
     4.1 Initial Disclosure Representations and Warranties. The Companies represent and warrant to CIT that as of the date hereof:
     (a) Financial Condition. (i) The amount of the Companies’ assets, at fair valuation, exceeds the book value of the Companies’ liabilities, (ii) the Companies are generally able to pay their debts as they become due and payable, and (iii) the Companies do not have unreasonably small capital to carry on their business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Companies previously furnished to CIT present fairly, in all material respects, the financial condition of the Companies as of the date of such financial statements.
     (b) Organization Matters. Schedule 4.1(b) attached hereto correctly and completely sets forth (w) the Companies’ exact names, as currently reflected by the records of the Companies’ State of incorporation or formation, (x) the Companies’ State of incorporation or formation, (y) the Companies’ federal employer identification numbers and State organization identification numbers (if any), and (z) the address of each Company’s chief executive office. The Companies shall promptly notify CIT from time to time in writing of any new locations of Collateral and shall deliver any documents reasonably requested by CIT with respect to such new location to protect CIT’s first priority security interest in and right to access the Collateral.
     (c) Power and Authority; Conflicts; Enforceability.
     (i) The Companies have full power and authority to execute and deliver this Agreement and the other Financing Documents to which they are a party, and to perform all of the Companies’ obligations thereunder.
     (ii) The execution and delivery by the Companies of this Agreement and the other Financing Documents to which it is a party, and the performance of the Companies’ obligations thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of the Companies that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of the Companies (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause the Companies to be in default under, any law, rule, regulation, order, judgment or award applicable to the Companies or their assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which the Companies are signatories or by which the Companies or any of the Companies’ assets are bound or affected.

     (iii) This Agreement and the other Financing Documents to which the Companies are a party constitute legal valid and binding obligations of the Companies, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principals of equity, regardless of whether considered in a proceeding at law or in equity.
     (d) Schedules. Each of the Schedules attached to this Agreement set forth a true, correct and complete (in all material respects) description of the matter or matters covered thereby.
     (e) Compliance with Laws. The Companies and the Companies’ properties are in material compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official. The Companies have obtained and maintain all permits, approvals, authorizations and licenses necessary to conduct their business as presently conducted.
     (f) Environmental Matters.
     (i) To the Companies’ knowledge, none of the operations of the Companies are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the real estate or any of the Companies’ leased real property. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to the Companies, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Companies.
     (ii) The Companies have no known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Companies.
     (iii) The Companies are in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of the Companies’ business, except to the extent that the failure to so comply would not have a Material Adverse Effect.
     (g) Pending Litigation. Except as disclosed on Schedule 4.1(g), there exist no actions, suits or proceedings of any kind by or against the Companies pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (h) SEC Filings. Since November 30, 2005, Syntax-Brillian has made all filings with the United States Securities and Exchange Commission that are required under the Securities Act of 1934 on a timely basis (other than Form 8-K reports).

     4.2 Affirmative Covenants. Until the termination of this Agreement and the full and final payment and satisfaction of the Obligations:
     (a) Maintenance of Financial Records; Inspections. The Companies agree to maintain books and records pertaining to the Companies’ financial matters in such detail, form and scope as CIT reasonably shall require. The Companies agree that CIT or its agents may enter upon the Companies’ premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of the Companies, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. The Companies irrevocably authorize all accountants and third parties to disclose and deliver directly to CIT, at the Companies’ expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding the Companies or the Collateral. All costs, fees and expenses incurred by CIT in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Agreement.
     (b) Insurance. The Companies shall maintain insurance with responsible companies, in such forms and against such risks and in such sums as may be required by the other Financing Documents and as may be reasonably satisfactory to CIT, on all real and personal property, including inventory.
     (c) Payment of Taxes. The Companies agree to pay when due all Taxes lawfully levied, assessed or imposed upon the Companies or the Collateral (including all sales taxes collected by the Companies on behalf of the Companies’ customers in connection with sales of inventory and all payroll taxes collected by the Companies on behalf of the Companies’ employees), unless the Companies are contesting such Taxes in good faith, by appropriate proceedings, and are maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Companies shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, CIT may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, pay such taxes on behalf of the Companies, and the amount paid by CIT shall become an Obligation which is due and payable on demand by CIT.
     (d) Compliance With Laws.
     (i) The Companies agree to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which CIT determines, in the exercise of its reasonable business judgment, will not materially and adversely affect CIT’s rights or priorities in the Collateral.
     (ii) Without limiting the generality of the foregoing, the Companies agree to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of their real property and operation of their business, if the failure to so comply would have a Material Adverse Effect. The Companies shall not be deemed to have breached any provision of this Section 4.2(d)(ii) if (x) the failure to comply with the requirements of this Section 4.2(d)(ii) resulted from good faith error or innocent omission, (y) the Companies promptly commence and diligently pursue a cure of such breach and (z) such failure is cured within thirty (30) days following the Companies’ receipt of notice from CIT of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Companies’ receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.
     (e) Notices Concerning Environmental, Employee Benefit and Pension Matters. The Companies agree to notify CIT in writing of:
     (i) any expenditure (actual or anticipated) in excess of $100,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on the affected Company’s working capital;
     (ii) the Companies’ receipt of notice from any local, state or federal authority advising the Companies of any environmental liability (real or potential) arising from the Companies’ operations, its premises, its waste disposal practices, or waste disposal sites used by the Companies; and
     (iii) the Companies’ receipt of notice from any governmental agency or any sponsor of any “multiemployer plan” (as that term is defined in ERISA) to which the Companies have contributed, relating to any of the events described in Section 6.1(f) hereof.
The Companies agree to provide CIT promptly with copies of all such notices and other information pertaining to any matter set forth above if CIT so requests.
     (f) SEC Filings. Syntax-Brillian shall make all filings with the United States Securities and Exchange Commission that are required under the Securities Act of 1934 on a timely basis (other than Form 8-K reports).
     (g) Business Qualification. The Companies agree to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify or to remain qualified or in good standing, would have a Material Adverse Effect.
     (h) Anti-Money Laundering and Terrorism Regulations. The Companies agree to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). The Companies also agree to ensure that no person who owns a controlling interest in or otherwise controls the Companies is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Companies acknowledge that CIT’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Companies agree to provide to CIT all information about the Companies’ ownership, officers, directors, customers and business structure as CIT reasonably may require to comply with, such laws, regulations and executive orders.
     (i) General Intangibles. The Companies represent and warrant to CIT that as of the date hereof, the Companies possess all general intangibles necessary to conduct the Companies’ business as presently conducted. The Companies agree to maintain the Companies’ rights in, and the value of, all such general intangibles, and to pay when due all payments required to maintain in effect any licensed rights necessary to conduct the Companies’ business substantially as presently conducted.
     (j) Commercial Tort Claims. The Companies represent and warrant to CIT that as of the date hereof, the Companies hold no interest in any commercial tort claim. If the Companies at any time hold or acquire a commercial tort claim, the Companies agree to promptly notify CIT in writing of the details thereof, and in such writing the Companies shall grant to CIT a security interest in such commercial tort claim and in the proceeds thereof, all upon the terms of this Agreement.
     (k) Letter of Credit Rights. The Companies represent and warrant to CIT that as of the date hereof, no Company is the beneficiary of any letter of credit. If any Company becomes a beneficiary under any letter of credit, the Companies agrees to promptly notify CIT, and upon request by CIT, the Companies agree to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to CIT pursuant to an agreement in form and substance satisfactory to CIT, or (b) cause the issuer of such letter of credit to name CIT as the transferee beneficiary of such letter of credit. All proceeds of letters of credit received by the Companies shall be held by the Companies in trust for the benefit of CIT and shall be delivered immediately by the Companies to CIT to be applied to the Obligations.
     4.3 [Intentionally Omitted].
     4.4 Negative Covenants. Until termination of this Agreement and full and final payment and satisfaction of all Obligations, the Companies agree not to, and will cause each Guarantor not to:
     (a) Liens and Encumbrances. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Companies’ assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.
     (b) Indebtedness. Incur or create any Indebtedness other than the Permitted Indebtedness.
     (c) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of the Companies’ assets, except for (a) the sale of inventory in the ordinary course of the Companies’

business consistent with the Companies’ past practices and (b) disposition of used, worn out, obsolete or surplus property of the Companies.
     (d) Corporate Change. (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its form of incorporation or organization, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from their existing business as of the date hereof; provided that the Companies may change their names or their principal places of business so long as the Companies provide CIT with thirty (30) days prior written notice thereof and the Companies execute and deliver to CIT, prior to making such change, all documents and agreements required by CIT in order to ensure that the liens and security interests granted to CIT under the Financing Documents continue in effect without any break or lapse in perfection.
     (e) Guaranty Obligations. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except pursuant to the Guaranties and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     (f) Dividends and Distributions. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, except dividends or distributions (i) by any Company to any other Company and (ii) as set forth on Schedule 4.4(f).
     (g) Investments. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, except for advances, loans or investments by any Company in or to any other Company, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of the Companies in existing subsidiaries of such entities.
     (h) Related Party Transactions. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Companies, unless (i) such transaction otherwise complies with the provisions of this Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Companies and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.
     (i) Restricted Payments. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with any Company or any Guarantor, unless such fees are paid in the ordinary course of business and pursuant to the reasonable requirements of the Companies and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party.
SECTION 5. Interest, Fees and Expenses
     5.1 Interest. Interest on the principal balance of the Term Loan shall be due and payable on the first Business Day of each month commencing on May 1, 2007 and shall accrue at a rate per annum equal to 0.5% plus the Chase Bank Rate on the outstanding principal balance of the Term Loan. In the event of any change in the Chase Bank Rate, the interest rate shall change, effective as of the first day of the month following the date of such change. All interest rates shall be calculated based on a 360-day year and actual days elapsed.
     5.2 Default Interest Rate. Upon the occurrence of an Event of Default, (a) provided that CIT has given the Companies written notice of such Event of Default (other than an Event of Default described in Section 6.1(c) of this Agreement, for which no written notice shall be required), all Obligations shall bear interest at the Default Rate of Interest until such Event of Default is waived.
     5.3 Out-of Pocket Expenses;. The Companies agree to reimburse CIT for all Out-of-Pocket Expenses when charged to or paid by CIT.
     5.4 [Intentionally Omitted].
     5.5 [Intentionally Omitted].
     5.6 [Intentionally Omitted].
     5.7 [Intentionally Omitted].
     5.8 Capital Adequacy. In the event that CIT (or any financial institution that purchases from CIT a participation in the loans made by CIT to the Companies hereunder), subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by CIT or such financial institution with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on CIT’s or such financial institution’s capital as a consequence of its obligations hereunder to a level below that which CIT or such financial institution could have achieved but for such change or compliance (taking into consideration CIT’s or such financial institution’s policies with respect to capital adequacy) by an amount deemed material by CIT or such financial institution in the exercise of their reasonable business judgment, the Companies agree to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such reduction in rate of return. In determining such amount or amounts, CIT and such financial institution may use any reasonable averaging or attribution methods. The protection of this Section 5.8 shall be available to CIT and such financial institution regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 5.8 and the calculation thereof, when delivered to the Companies, shall be conclusive and binding on the Companies absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 5.8, and subsequent thereto determines that the amounts paid by the Companies exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any reduction in rate of return on its capital, such excess shall be returned to the Companies by CIT or such financial institution, as the case may be.
     5.9 Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT (or by any financial institution that purchases from CIT a participation in the loans made by CIT to the Companies hereunder) with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:
     (a) subject CIT or such financial institution to any tax of any kind whatsoever with respect to this Agreement or the other Financing Documents, or change the basis of taxation of payments to CIT or such financial institution of principal, fees, interest or any other amount payable hereunder or under any of the other Financing Documents (except for changes in the rate of tax on the overall net income of CIT or such financial institution by the federal government or other jurisdiction in which it maintains its principal office);
     (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such financial institution by reason of or in respect to this Agreement and the Financing Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
     (c) impose on CIT or such financial institution any other condition with respect to this Agreement or any other document;
and the result of any of the foregoing is to (i) increase the cost to CIT of making, renewing or maintaining CIT’s loans hereunder (or the cost to such financial institution in participating in such loans) by an amount deemed material by CIT or such financial institution in the exercise of their reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that CIT or such financial institution deems to be material in the exercise of its reasonable business judgment, the Companies agree to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such increase in cost or reduction in payment, as the case may be. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 5.9 and the calculation thereof, when delivered to the Companies, shall be conclusive and binding on the Companies absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 5.9, and subsequent thereto determines that the amounts paid by the Companies in whole or in part exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any increase in cost or reduction in payment, such excess shall be returned to the Companies by CIT or such financial institution, as the case may be.
SECTION 6. Events of Default and Remedies
     6.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:
     (a) the cessation of the business of any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries), or the calling of a meeting of the creditors of any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries) for purposes of compromising its debts and obligations;
     (b) the failure of any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries) to generally meet its debts as those debts mature;
     (c) (i) the commencement by any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries) of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; or (ii) the commencement against any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries) of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries), as applicable, within twenty (20) days and not dismissed or vacated within forty-five (45) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by any Company, any Guarantor or any subsidiary of any Company (other than the Vivitar Subsidiaries);
     (d) the breach or violation by the Companies or the Guarantors of any warranty, representation or covenant contained in this Agreement or any of the other Financing Documents;
     (e) the failure of the Companies to pay any of the Obligations on the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Companies’ account under the Factoring Agreement on the due date thereof;
     (f) the Companies shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA;
     (g) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Financing Documents, or any of the other Financing Documents ceases to be valid, binding and enforceable in accordance with its terms;
     (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) the Subordinated Debt or (ii) other Indebtedness of any Company having a principal amount in excess of $500,000;
     (i) the Companies shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without CIT’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;
     (j) any judgment is rendered or judgment liens filed against any Company in excess of $500,000 individually, or $1,000,000 in the aggregate which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;
     (k) the operations of the Companies’ manufacturing facility are interrupted at any time for more than fifteen (15) consecutive days, unless (i) the Companies shall be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to cover lost profits during the period of interruption and all costs incurred by the Companies as a result of the business interruption; and (ii) CIT shall be entitled to receive such proceeds in the amount described in clause (i) above by virtue of CIT being named an additional insured or loss payee with respect to the business interruption insurance; or
     (l) any Guarantor who is a natural person shall die, or any Guarantor shall attempt to terminate its Guaranty or deny that such Guarantor has any liability thereunder, or any Guaranty, Stock Pledge Agreement or Securities Control Agreement shall be declared null and void and of no further force and effect.
     6.2 Remedies With Respect to the Term Loan. Upon the occurrence of an Event of Default, CIT may, at its option (a) declare the entire sum remaining unpaid under the Term Loan and all other Obligations immediately due and payable, (b) charge the Companies the Default Rate of Interest on all the principal amount of the Term Loan outstanding in lieu of the interest provided for in Section 5.1 of this Agreement, provided that CIT has given the Companies written notice of such Event of Default if required by Section 5.2 and (c) exercise remedies provided under the other Financing Documents. Notwithstanding the foregoing, the entire sum remaining unpaid under the Term Loan and all other Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon the commencement of any proceeding described in clause (i) of Section 6.1(c) or the occurrence of an Event of Default described in clause (ii) of

Section 6.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by CIT.
     6.3 Remedies With Respect to Stock Pledge Agreements. Upon the occurrence of an Event of Default, Syntax-Brillian shall take any action requested by CIT to facilitate the sale and transfer of the stock of Syntax-Brillian that is pledged to CIT pursuant to the Stock Pledge Agreements.
     6.4 General Indemnity. In addition to the Companies’ agreement to reimburse CIT for Out-of-Pocket Expenses, but without duplication, the Companies hereby agree to indemnify CIT and its officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:
     (a) as a result of CIT’s exercise of (or failure to exercise) any of CIT’s rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of CIT’s interests in the Collateral (including the defense of claims brought by the Companies, as debtor-in-possession or otherwise, any secured or unsecured creditors of the Companies, or any trustee or receiver in bankruptcy);
     (b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, the Companies’ operation and use of their real property, and the Companies’ off-site disposal practices;
     (c) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Companies; and
     (d) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Financing Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;
provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement and the payment and satisfaction of the Obligations.
SECTION 7. Miscellaneous
     7.1 Waivers. The Companies hereby waive diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by CIT shall be effective unless such waiver is in writing and signed by CIT. No delay or failure of CIT to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.
     7.2 Entire Agreement; Amendments. This Agreement and the other Financing Documents: (a) constitute the entire agreement between the Companies and CIT; (b) supersede any prior agreements; (c) may be amended only by a writing signed by the Companies and CIT; and (d) shall bind and benefit the Companies and CIT and their respective successors and assigns. To the extent of any conflict between the provisions of this Agreement and the Promissory Note, the provisions of this Agreement shall apply and govern.
     7.3 Usury Limit. In no event shall the Companies, upon demand by CIT for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Companies. This Section 7.3 shall control every other provision of the Agreement, the other Financing Documents and any other agreement made in connection herewith.
     7.4 Severability. If any provision hereof is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
7.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS; JUDICIAL REFERENCE .
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, OR ANY OTHER AGREEMENT OR TRANSACTION BETWEEN THE PARTIES HERETO. THE COMPANIES HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.
THE PARTIES TO THIS AGREEMENT PREFER THAT ANY DISPUTE BETWEEN OR AMONG THEM BE RESOLVED IN LITIGATION SUBJECT TO THE ABOVE JURY

TRIAL WAIVER. IF, AND ONLY IF, A PRE-DISPUTE JURY TRIAL WAIVER OF THE TYPE PROVIDED FOR HEREIN IS UNENFORCEABLE IN LITIGATION TO RESOLVE ANY DISPUTE, CLAIM, CAUSE OF ACTION OR CONTROVERSY UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT (EACH, A “CLAIM”) IN THE VENUE WHERE THE CLAIM IS BEING BROUGHT PURSUANT TO THE TERMS OF THIS AGREEMENT, THEN, UPON THE WRITTEN REQUEST OF ANY PARTY, SUCH CLAIM, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL BE DETERMINED EXCLUSIVELY BY A JUDICIAL REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED HEREIN, VENUE FOR ANY SUCH REFERENCE PROCEEDING SHALL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IF THE PARTIES CANNOT AGREE UPON A REFEREE WITHIN 30 DAYS, THE COURT SHALL APPOINT THE REFEREE. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES (INCLUDING WITHOUT LIMITATION, REQUESTS FOR TEMPORARY RESTRAINING ORDERS, PRELIMINARY INJUNCTIONS, WRITS OF POSSESSION, WRITS OF ATTACHMENT, APPOINTMENT OF A RECEIVER, OR ANY ORDERS THAT A COURT MAY ISSUE TO PRESERVE THE STATUS QUO, TO PREVENT IRREPARABLE INJURY OR TO ALLOW A PARTY TO ENFORCE ITS LIENS AND SECURITY INTERESTS). THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE ALSO SHALL DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT ANY CLAIM DETERMINED BY REFERENCE PURSUANT TO THIS SECTION SHALL NOT BE ADJUDICATED BY A JURY.
     7.6 Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:
(a)	if to CIT, at:

The CIT Group/Commercial Services, Inc. 300 South Grand Avenue Los Angeles, California 90071

Attn: Client Credit Manager Telecopier No.: (213) 613-2415;

(b)	if to the Companies at:

Syntax-Brillian Corporation
Syntax Groups Corporation
Syntax Corporation
1600 North Desert Drive
Tempe, Arizona 85281-1230
Attn: Chief Financial Officer with a copy to
“Office of General Counsel”
Telecopier No.: (602) 389-8869; or

(c)	to such other address as any party may designate for itself by like notice.
     7.7 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT ANY OTHER FINANCING DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.
[Signatures set forth on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, accepted and delivered at Los Angeles, California by their proper and duly authorized officers as of the date set forth above.

THE COMPANIES:		CIT:

SYNTAX-BRILLIAN CORPORATION		THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ Wayne A. Pratt	By:	/s/ Robert K. Lewin
Title:	EVP — C.F.O.	Title:	Senior Vice President and
Regional Marketing Manager

SYNTAX GROUPS CORPORATION

By:	/s/ Wayne A. Pratt
Title:	EVP — C.F.O.

SYNTAX CORPORATION

By:	/s/ Wayne A. Pratt
Title:	EVP — C.F.O.